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                                                                     EXHIBIT 4.4

                         SUPPLEMENTAL SECURITY AGREEMENT

         THIS SUPPLEMENTAL SECURITY AGREEMENT ("Agreement") is made as of the 28th day of August, 2002, by MARRIOTT RESIDENCE INN II LIMITED PARTNERSHIP, a Delaware limited partnership ("Debtor") and LASALLE BANK NATIONAL ASSOCIATION (f/k/a LASALLE NATIONAL BANK), AS TRUSTEE FOR NOMURA ASSET SECURITIES CORPORATION COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1996-MD V ("Secured Party").

                                    RECITALS

                  Pursuant to a certain Acknowledgment, Waiver and Consent Agreement, dated August 28, 2002, by and between Debtor and Secured Party (the "Consent Agreement"), Secured Party did consent to the consummation of the "Transactions" as therein defined. The execution and delivery of this Agreement to Secured Party is required by the terms of the Consent Agreement.

         NOW, THEREFORE, WITNESSETH, that Debtor does hereby covenant and agree as follows:

                                   ARTICLE I

                                  Defined Terms

         Capitalized terms used in this Agreement without definition which are defined in the Definitional Appendix attached hereto and incorporated herein shall have the meanings assigned to them in such Appendix.

                                   ARTICLE II

                         Supplemental Security Agreement

         1. Grant of Security Interest. As additional security for all of the Secured Obligations, whether or not any agreement or instrument relating to any Secured Obligations specifically refers to this Agreement or the security interest created hereunder or the collateral referred to herein, Debtor hereby grants to Secured Party a lien on and continuing security interest in, and pledges and assigns to Secured Party, all of the Debtor's rights under the Tenant Security Agreement, and the Debtor's interest from time to time in the Collateral described therein (collectively, the "Tenant Security Agreement Collateral").

         2. Covenants, Representations and Warranties Concerning Tenant Security Agreement Collateral. Debtor covenants, represents and warrants that: (a) no assignments of any of the Tenant Security Agreement Collateral have previously been made (other than to Secured Party) and no financing statement, mortgage, deed of trust, assignment, notice of lien or other security document publicizing a security interest in or lien upon any of the Tenant Security Agreement Collateral is or will be on file in any recording or filing office, and the Tenant Security Agreement Collateral is and shall remain free and clear of all liens, security interests, assignments and encumbrances of every kind, except for Permitted Liens; and (b) Debtor is the legal and beneficial owner of all of the Tenant Security Agreement Collateral.

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         3. Warranties and Agreements Concerning Tenant Security Agreement
Collateral. Debtor warrants and agrees that, except as otherwise agreed by Secured Party in the Loan Documents or in writing from time to time: (a) from and after the occurrence of an Event of Default, Secured Party shall have the right to receive, and Debtor shall promptly deliver, or cause to be delivered promptly, to Secured Party and, until so delivered, Debtor shall hold as Secured Party's agent and bailee, all money and other property in any form and for any reason paid, payable, distributed or distributable to Debtor, or received or receivable by Debtor, on account of or in respect of, or constituting, Tenant Security Agreement Collateral, with such indorsements and/or assignments as Secured Party may from time to time request; (c) all Tenant Security Agreement Collateral delivered to Secured Party or coming into Secured Party's possession or control from time to time shall be held by Secured Party as security for the Secured Obligations; (d) Secured Party shall have the right, in its discretion, at any time and from time to time following the occurrence and during the continuance of an Event of Default (i) to sign Debtor's name on any drafts or orders against, or demands, notices or other documents directed to, persons obligated or liable to Debtor on account of or in respect of any of the Tenant Security Agreement Collateral, (ii) to indorse Debtor's name on any instruments, checks, drafts, orders or other items of payment constituting Tenant Security Agreement Collateral that may come into Secured Party's possession or control from time to time, and/or (iii) to cause, or to require Debtor to cause, any of the Tenant Security Agreement Collateral to be registered in the name of Secured Party or its nominees; (e) except as otherwise specifically permitted by this Agreement or the Loan Documents, Debtor will not, directly or indirectly, without Secured Party's prior written consent, sell, assign, transfer, convey or otherwise dispose of, or suffer or permit to occur any sale, assignment, transfer, conveyance or disposition of, any of the Tenant Security Agreement Collateral, or any interest therein; and (f) except as otherwise specifically permitted by this Agreement, Debtor will not, without Secured Party's prior written consent, exercise or waive, or permit the waiver or loss of, any rights of Debtor with respect to any of the Tenant Security Agreement Collateral, or take any other action with respect to the Tenant Security Agreement Collateral that would reduce Debtor's interest therein or the value thereof, or would impair Secured Party's security interest or other rights therein.

         4. Additional Agreements Concerning Tenant Security Agreement Collateral. Debtor covenants and agrees that: (a) after the occurrence of an Event of Default and during the continuance thereof, Secured Party shall have the right, in its discretion, at any time and from time to time, to notify, and/or to require Debtor to notify, any or all other persons obligated or liable on or with respect to any of the Tenant Security Agreement Collateral to deliver to Secured Party all money and other property in any form and for any reason payable or distributable to Debtor, or receivable by Debtor, on account of or in respect of, or constituting, Tenant Security Agreement Collateral; (b) after the occurrence of an Event of Default and during the continuance thereof, Secured Party shall have the right, in its discretion, from time to time, in the place and stead of Debtor as though Secured Party were the absolute owner thereof, to exercise any and all privileges, options and rights pertaining to the Tenant Security Agreement Collateral, upon such terms and conditions as Secured Party may determine in good faith; and (c) Debtor will notify Secured Party in writing promptly following the obtaining of knowledge of the occurrence of any default or event of default under or as defined in any documents, instruments or agreements constituting the Tenant Security Agreement Collateral or any failure of any party to any documents, instruments or agreements constituting such Tenant Security Agreement Collateral, to observe, perform or comply with any warranty, covenant, condition or agreement to be observed, performed or complied with by such party pursuant to the such documents, instruments or agreements.

         5. Remedies. Upon the occurrence of an Event of Default and during the continuance thereof, Secured Party may, without notice or demand, enforce the liens and security interests granted to Secured Party hereunder by collecting or liquidating all or any part of the Tenant Security Agreement

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Collateral or selling, assigning, re-assigning or otherwise disposing of all or any part of the Tenant Security Agreement Collateral or any interest therein, in one or more parcels, at the same or different times, at public or private sale or disposition, or otherwise. In addition to the foregoing, Secured Party may exercise in any jurisdiction in which enforcement hereof is sought, all other rights and remedies available to Secured Party under this Agreement and the other Loan Documents, the rights and remedies of a secured party under the Uniform Commercial Code and all other rights and remedies available to Secured Party under law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently.

         6. Collateral Dispositions. Debtor agrees that commercial reasonableness and good faith require Secured Party to give Debtor no more than ten (10) days' prior written notice of the time and place of any public disposition of Tenant Security Agreement Collateral or of the time after which any private disposition or any other intended disposition is to be made. All sales or other dispositions of Tenant Security Agreement Collateral may be made for cash, upon credit or for future delivery. In no event shall Debtor be credited with any part of the proceeds of liquidation, sale or other disposition of any Tenant Security Agreement Collateral until final payment of all of the Secured Obligations has been received by Secured Party in immediately available funds, and Secured Party shall have no obligation to delay any liquidation, sale or other disposition because the same may result in the imposition of any forfeiture, premium of penalty. In connection with any enforcement by Secured Party of the liens and security interests granted to Secured Party pursuant to this Agreement, Secured Party may demand, compromise, collect, enforce and sue for all money and other property in any form and for any reason payable or distributable to Debtor, or receivable by Debtor, on account of or in respect of, or constituting, Tenant Security Agreement Collateral, and otherwise exercise all rights of Debtor with respect to the Tenant Security Agreement Collateral, and all Tenant Security Agreement Collateral or proceeds of Tenant Security Agreement Collateral delivered to Secured Party or coming into Secured Party's possession or control from time to time may be applied by Secured Party from time to time, in whole or in part to payment of the Secured Obligations in any order permitted under the Loan Documents. Debtor covenants and agrees, at Debtor's expense, to execute and deliver or cause to be executed and delivered, and to do or cause to be done, all such acts, things, instruments and documents as may, in the opinion of Secured Party or counsel to Secured Party, be necessary or advisable to make all sales and dispositions of Tenant Security Agreement Collateral valid, binding and enforceable and in compliance with all applicable laws, rules and regulations and all judgments, orders, awards, decrees, writs and injunctions of all courts, arbitrators or governmental authorities, domestic or foreign, having jurisdiction over any such sales or dispositions.

                                  ARTICLE III

                              Additional Provisions

         1. Authority, Enforceability and Conflicts. Debtor represents and warrants that: (a) Debtor has full power and authority to enter into this Agreement, to execute and deliver all documents and instruments required hereunder and thereunder, and to incur and perform the obligations provided for herein and therein, all of which have been duly authorized by all necessary action, and no consent or approval of any person which has not been obtained, is required as a condition to the validity or enforceability hereof or thereof, (b) this Agreement has been duly executed and delivered by Debtor and constitutes, and will continue to constitute, the valid and legally binding obligation of Debtor, and is, and will continue to be, fully enforceable against Debtor in accordance with its terms, subject to bankruptcy and other laws affecting the rights of creditors generally and to the application of principles of equity; and (c) the execution, delivery and performance by Debtor of this Agreement will not violate (i) any

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applicable provision of law or any applicable order, rule or regulation of any court or governmental authority, the violation of which would have a material adverse effect on Debtor or on Secured Party's rights under the Loan Documents, or (ii) any instrument, contract, agreement, indenture, mortgage, deed of trust or other document or obligation to which Debtor is a party or by which Debtor, or any of Debtor's property, is bound.

         2. Expenses. Debtor agrees to pay to Secured Party, promptly upon `demand by Secured Party from time to time, the amount of all expenses, including attorneys' fees and expenses, reasonably paid or incurred by Secured Party in protecting, preserving, exercising or enforcing, or consulting with counsel concerning, any of Secured Party's rights or interests hereunder. If payment of any of the foregoing amounts is not paid within ten (10) days after demand, Debtor also agrees to pay to Secured Party, promptly upon demand by Secured Party from time to time, interest on the outstanding amount of such expenses paid by Secured Party, from the date of Secured Party's demand for payment of such expenses until the same are paid in full, at the default interest rate set forth in the Loan Documents.

         3. Additional Documents. Debtor agrees to execute and deliver to Secured Party, or cause to be executed and delivered to Secured Party, from time to time promptly after request by Secured Party and in form and content satisfactory to Secured Party, in Secured Party's discretion exercised in good faith, such security agreements, financing statements, amendments of financing statements, assignments of financing statements, assignments, indorsements, proxies, powers, orders, drafts, instruments of transfer or withdrawal, notices, consents and other documents as Secured Party may request in good faith in order to confirm, supplement, preserve, protect or perfect, or to maintain the perfection of, Secured Party's interest in the Tenant Security Agreement Collateral and Secured Party's rights under this Agreement.

         4. Agreement not Exclusive. These presents shall in no way operate to pr event Secured Party from pursuing any remedy which it now or hereafter may have because of any present or future breach of the terms or conditions of the Loan Documents or any extension thereof. Nothing herein shall imply or infer that any of the Tenant Security Agreement Collateral would or will not be subject to the assignment and security provisions of the Loan Documents, it being the intent of this Agreement to confirm and supplement the provisions thereof, or that any right or remedy provided hereunder with respect thereto shall supersede or otherwise exist in derogation of the rights and remedies conferred thereunder. All rights and remedies of Debtor hereunder shall be cumulative and enforceable alternatively, successively or concurrently with those rights and remedies available under the Loan Documents and under applicable law (including, without limitation, the Uniform Commercial Code).

         5. Successors and Assigns. The terms, covenants, conditions and warranties contained herein and the powers granted hereby shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

         6. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction); it being understood, however, that to the extent that this Agreement refers to any right or obligation of a party hereto under any other agreement, such right or obligation shall be governed by and construed in accordance with the governing law provided in such other agreement. Without in any way limiting the preceding choice of law, the parties elect to be governed by New York law in accordance with, and are hereby relying (at least in part) on
Section 5-1401 of the General Obligations Law of the State of New York.

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     7.    Release of Collateral. Upon payment of all of the Secured
Obligations, this Agreement shall be terminate automatically, and Secured Party agrees to execute an instrument or instruments which shall reassign the Tenant Security Agreement Collateral to the Debtor, together with such terminations of Uniform Commercial Code financing statements and other instruments of termination and release of the interests of Secured Party as the Debtor may reasonably request.

     8. Defaults and Remedies. The failure of Debtor to observe any condition or covenant of this Agreement, if such failure is not remedied within 30 days after Debtor receives notice thereof from Secured Party (which 30-day period shall be subject to extension as provided in the the Mortgages), shall constitute an Event of Default under the Loan Documents, following which Secured Party shall be entitled to avail itself of any and all remedies available to Secured Party under and in accordance with the Loan Documents.

     9. Severability. In the event that any term or provision of this Agreement or any other Loan Document shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority or agency having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (a) by or before that governmental authority or agency of the remaining terms and provisions of this Agreement and the other Loan Documents, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other governmental authority or agency of any of the terms and provisions of this Agreement and the other Loan Documents.

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           IN WITNESS WHEREOF, this Supplemental Security Agreement has been properly executed and sealed by Debtor on the day and year first written above.

SIGNED AND ACKNOWLEDGED IN THE                 DEBTOR:
PRESENCE OF:

                                               MARRIOTT RESIDENCE INN II LIMITED
                                               PARTNERSHIP, a Delaware limited
                                               partnership

                                               By:   AHT Res II GP, Inc., a
                                                     Virginia corporation, its
                                                     General Partner

Witness: /s/ Debra L. Wilson
        ---------------------
Name:    Debra L. Wilson                 By: /s/ Glade M. Knight
     ------------------------               ----------------------------
                                         Name:   Glade M. Knight
                                              --------------------------

                                         Its:    CEO
                                             ---------------------------

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                              DEFINITIONAL APPENDIX

                  "Event of Default" shall mean the occurrence of any event that would automatically accelerate the maturity of the Secured Obligations, or which would permit the Secured Party to accelerate the maturity of or otherwise declare the Secured obligations due and payable.

                  "Loan Documents" shall have the meaning given to such term in the Consent Agreement.

                  "Mortgages" shall have the meaning given to such term in the Consent Agreement.

                  "Permitted Liens" shall mean security interests, liens and other encumbrances permitted under the Loan Documents.

                  "Secured Obligations" shall mean obligations, indebtedness and liabilities evidenced and secured by the Loan Documents.

                  "Tenant" shall mean AHM Res II Limited Partnership, a Virginia limited partnership.

                  "Tenant Security Agreement" shall mean that certain Tenant Security Agreement by and between Debtor and Tenant, dated as of, August 28, 2002 as the same may from time to time be amended, supplemented, renewed, restated or otherwise modified.

                  "Tenant Security Agreement Collateral" shall mean: (a) all present and future rights, titles and interests of Debtor in, to and under the Tenant Security Agreement; and (b) all present and future proceeds of all of the foregoing, including, without limitation, cash proceeds, non-cash proceeds and proceeds acquired with cash proceeds, whether any such proceeds constitute consumer goods, farm products, equipment, inventory, documents of title, chattel paper, accounts, instruments or general intangibles, and including, without limitation, all proceeds of insurance policies insuring any of the foregoing or any risks relating to any of the foregoing.

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